Exhibit 10.1

EXECUTION VERSION

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE OF ANY OF THE NOTES OR BONDS ISSUED PURSUANT TO THE SECOND LIEN INDENTURES. EACH CONSENTING SECOND LIEN CREDITOR’S VOTE ON THE PLAN SHALL NOT BE SOLICITED UNTIL THE CONSENTING SECOND LIEN CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENT AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

RESTRUCTURING SUPPORT AND FORBEARANCE AGREEMENT

This Restructuring Support and Forbearance Agreement dated as of July 20, 2015 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”), and (iii) each of the undersigned noteholders, each of which is the holder of, or the investment advisor or the investment manager to a holder or holders of Second Lien Bond Claims (as defined below) (and in such capacity having the power to bind such holder with respect to any Second Lien Bond Claims identified on its signature page hereto) (including any permitted assignees under this Agreement, collectively, the “Consenting Second Lien Creditors,” and together with the Caesars Parties, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Company’s indebtedness and other obligations pursuant to the terms and conditions of this Agreement and the terms and conditions set forth on the term sheet annexed to the First Lien Bond RSA (as defined below) as supplemented by Exhibit A (the “Restructuring”) (which term sheets, including any schedules, annexes, and exhibits attached thereto, amends, restates, and replaces any prior restructuring term sheets, and are expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheets may be modified in accordance with Section 14 hereof, the “Restructuring Term Sheet”));

WHEREAS, if effected, the Restructuring will resolve all claims between the Consenting Second Lien Creditors and the Caesars Parties, including any litigation-related claims against the Company and CEC and those at issue in the Caesars-Commenced Litigation (as defined below);

WHEREAS, the Company will be implementing the Restructuring through a joint chapter 11 plan of reorganization; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“Additional Consideration” means any consideration provided by or on behalf of the Caesars Parties or their Affiliates in connection with the Restructuring or entry into this Agreement to any holder of First Lien Bank Debt, First Lien Bond Debt, Second Lien Bond Debt or Unsecured Debt in its capacity as such, that exceeds or is superior to that contemplated by this Agreement, including, without limitation, additional consideration, the granting of any guaranty, and/or the allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise) related to the Company or the Restructuring.

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 15 hereof.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, offer, transaction, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving the Company and its controlled subsidiaries.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois.

“BOKF Case” means the case titled BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.)

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Caesars-Commenced Litigation” means the case captioned Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation v. Appaloosa Investment Limited Partnership I, et. al., Index No. 652392/2014 (N.Y. Sup. Ct., N.Y. Cty.).

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) MeehanCombs Global Credit Opportunities Master Fund, LP, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7097 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.,’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), and (f) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(e) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Bankruptcy Event” means the commencement by or against CEC of a bankruptcy or similar proceeding.

“CEC Released Parties” has the meaning set forth in the Restructuring Term Sheet.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.).

“Claim” means all claims held by a Party, including, but not limited to, any claim identified on a Party’s signature block hereto, on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, the Second Lien Indentures, or the Unsecured Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness, (ii) without limiting Section 12 hereof, if the holder of a claim ceases to have the right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim, and (iii) the definition set forth herein shall not limit nor be deemed to limit the scope of any release provided under the Restructuring Term Sheet.

“Claim Holder” refers to each Consenting Second Lien Creditor and each Caesars Party, to the extent such Caesars Party, as of the date of execution of this Agreement, either (a) is a beneficial owner of Claims or (b) has investment or voting discretion with respect to Claims and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10 hereof.

“Confidential Claims Information” has the meaning set forth in Section 5(a)(iv) hereof.

“Confirmation Order” has the meaning set forth on Exhibit B hereto.

“Consenting Second Lien Creditors” has the meaning set forth in the preamble hereof.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Creditor Termination Right” has the meaning set forth in Section 8 hereof.

“Definitive Documentation” means the Plan, Disclosure Statement, any court filings in the Chapter 11 Cases, and any other documents or exhibits related to or contemplated in the foregoing (but not, for the avoidance of doubt, any professional retention motions or applications), that could be reasonably expected to affect the interests of holders of Second Lien Bond Claims, in their capacities as such.

“Disclosure Statement” means the Company’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and shall otherwise be reasonably acceptable to the Requisite Consenting Second Lien Creditors and the Company.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

“Event of Default” means any event of default set forth in the Second Lien Indentures existing as of the date of this Agreement, including any arising from the Chapter 11 Cases.

“Executory Contracts and Unexpired Leases” means any contracts or unexpired leases to which the Company is a party that are subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Fiduciary Out” has the meaning set forth in Section 10(c) hereof.

“First Lien Bank Claim” means a Claim in respect of First Lien Bank Debt.

“First Lien Bank Debt” means indebtedness incurred by the Company pursuant to the Credit Agreement.

“First Lien Bank Documents” means the “Loan Documents” as defined in the Credit Agreement.

“First Lien Bond Claim” means a Claim in respect of First Lien Bond Debt.

“First Lien Bond Debt” means indebtedness incurred by the Company pursuant to the First Lien Indentures.

“First Lien Bond RSA” means the Third Amended & Restated Restructuring Support and Forbearance Agreement dated as of January 14, 2015 among CEC, the Company and the Consenting Creditors (as such term is defined therein) (as amended, supplemented, or otherwise modified from time to time).

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020 and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“Forbearance Defaults” means defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, (g) the Caesars-Commenced Litigation, and (h) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Fee Date” means the Agreement Effective Date; provided, however, that if the Agreement Effective Date occurs on or before August 19, 2015, the Forbearance Fee Date shall mean the date that is 10 days after the Agreement Effective Date.

“Forbearance Fee Second Lien Bond Claims” means the Second Lien Bond Claims held by any Forbearance Fee Party as of 5:00 p.m. EST on the Forbearance Fee Date.

“Forbearance Fee Parties” means those holders of Second Lien Bond Claims who sign this Agreement and become Consenting Second Lien Creditors on or prior to 5:00 p.m. EST on the Forbearance Fee Date, and shall include the transferees and assignees of such holders with respect to any transfers or assignments of Forbearance Fee Second Lien Bond Claims permitted under this Agreement, unless a Notice of Retention of RSA Second Lien Forbearance Fee substantially in the form attached hereto as Exhibit D is delivered to CEC, in which case the transferor/assignor shall remain the Forbearance Fee Party with respect to such Forbearance Fee Second Lien Bond Claims.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

“Milestones” means those milestones set forth on Exhibit B hereto.

“MLSA” means that certain Management and Lease Support Agreement, as described in the Restructuring Term Sheet.

“Non-Debtor Subsidiaries” means Caesars Growth Partners, Caesars Entertainment Resort Properties, LLC, and each of their respective subsidiaries.

“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.50% Senior Notes due 2016 and 5.7% Notes due 2017, dated August 12, 2014.

“Outside Date” has the meaning set forth on Exhibit B hereto.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plan” means the joint chapter 11 plan of reorganization of the Company through which the Restructuring will be effected (as amended, supplemented, or otherwise modified from time to time), and which Plan must be materially consistent with this Agreement and the Restructuring Term Sheet and shall otherwise be reasonably acceptable to the Requisite Consenting Second Lien Creditors and the Company.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company.

“Requisite Consenting Second Lien Creditors” means, as of any time of determination, the Consenting Second Lien Creditors holding greater than two-thirds of the aggregate amount of all Second Lien Bond Claims held at such time by all of the Consenting Second Lien Creditors; provided that any Second Lien Bond Claims held by any of the Caesars Parties and/or their respective Affiliates shall not be included in the foregoing calculation.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) the Caesars Parties (other than the Company) and (ii) the Consenting Second Lien Creditors, together with the respective Affiliates, subsidiaries, managed funds, representatives, officers, directors, agents, and employees of each of the foregoing, in each case to the extent controlled by such Restructuring Support Party.

“Restructuring Support Period” means the date commencing on the date this Agreement becomes effective in accordance with Section 15 hereof and ending on the earlier of (i) the date on which this Agreement is terminated with respect to all Parties, and (ii) the Effective Date.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“RSA Forbearance Fees” has the meaning set forth in the Restructuring Term Sheet.

“Second Lien Bond Claim” means a Claim in respect of Second Lien Bond Debt.

“Second Lien Bond Debt” means indebtedness incurred by the Company pursuant to the Second Lien Indentures.

“Second Lien Indentures” means the indentures governing CEOC’s (a) 10.00% second-priority senior secured notes due 2015, (b) 10.00% second-priority senior secured notes due 2018, and (c) 12.75% second-priority senior secured notes due 2018.

“Second Lien Professional Fees” means all reasonable and documented fees and expenses of the Second Lien Professionals incurred in their representation of holders of Second Lien Bond Debt in connection with the Restructuring as set forth in the agreements with CEC relating to payment of such professionals’ fees and expenses.

“Second Lien Professionals” means Willkie Farr & Gallagher LLP, Greenhill & Co., LLC and one (1) local counsel engaged by the Consenting Second Lien Creditors in connection with the Chapter 11 Cases, and such other legal, consulting, financial, and/or other professional advisors as may be retained with the prior written consent of CEC.

“Securities Act” has the meaning set forth in Section 7(c) hereof.

“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“Termination Events” has the meaning set forth in Section 10 hereto.

“Transfer” has the meaning set forth in Section 12 hereto.

“Transferee” has the meaning set forth on Exhibit C hereto.

“Trustee” shall mean, as applicable, Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018 and/or BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018.

“Unsecured Debt” means indebtedness incurred by the Company pursuant to the Unsecured Indentures.

“Unsecured Indentures” means the indentures governing CEOC’s (a) 10.75% senior notes due 2016, (b) 10.75%/11.5% senior toggle notes due 2018, (c) 6.5% senior notes due 2016, and (d) 5.75% senior notes due 2017.

“WSFS Case” means the case titled Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.).

(b) Rules of Construction. Other than as contained within Section 28, each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement and the Restructuring Term Sheet, taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation, in form and substance consistent in all material respects with this Agreement (including the Restructuring Term Sheet and all exhibits thereto, which, for the avoidance of doubt, shall be binding on all the Parties upon the effectiveness of this Agreement), and as otherwise reasonably acceptable to the Requisite Consenting Second Lien Creditors, the Company, and CEC (in respect of CEC, to the extent such Definitive Documents could be reasonably expected to affect the interests of CEC);

(ii) consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is to be a party;

(iii) support the Restructuring and vote in favor of the Plan, when properly solicited to do so under the Bankruptcy Code, all Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of Claims (and not withdraw or revoke its tender, consent, or vote with respect to the Plan); provided that the foregoing may be waived by the Company in its sole discretion; provided, further, that (x) such vote may be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Second Lien Creditors at any time following the termination of this Agreement with respect to such Consenting Second Lien Creditor, but only to the extent this Agreement has terminated other than on account of a breach by such Consenting Second Lien Creditor, it being understood and agreed that no Restructuring Support Party shall enter into any arrangement whereby it transfers voting rights for the purpose of avoiding any obligations under this Agreement, and (y) if this Agreement (including the Restructuring Term Sheet) or the Plan is amended in a manner that would adversely affect any Claim (except for Second Lien Bond Claims) held by a Consenting Second Lien Creditor, such Consenting Second Lien Creditor (1) shall no longer be obligated to vote hereunder in respect of any such Second Lien Creditors’ applicable Claim(s) and (2) to the extent such Consenting Second Lien Creditor has voted any such Claim(s) hereunder, shall be permitted to revoke its vote in respect of such applicable Claim(s) (and upon such revocation, such vote shall be deemed void ab initio).

(iv) if it owns First Lien Bonds Claims, upon its execution of this Agreement, exercise its Put Option with respect to OpCo New Common Stock as provided by the Restructuring Term Sheet, which election shall be binding on such Restructuring Support Party and any Transferee thereof;

(v) as soon as practicable after the Agreement Effective Date, each Consenting Second Lien Creditor, on its own behalf with respect to the Second Lien Bond Claims held by such Party, but, for the avoidance of doubt, not purporting to represent any requisite majority of holders of Second Lien Bond Claims, shall instruct the Trustees to immediately, and use their commercially reasonable efforts, to seek a mutually agreed stay with the CEC Released Parties in respect of any of the claims being released under the Plan for so long as this Agreement is in effect and provided that this Agreement has not been terminated; and

(vi) support the mutual release and exculpation provisions to be provided in the Plan.

(b) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) seek, solicit, support, vote its Claims for, or consent to, an Alternative Proposal; or

(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC.

Subject in all respects as may otherwise be provided for under the applicable documents governing the intercreditor relationships among the parties thereto, nothing in this Agreement shall prohibit any Restructuring Support Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not hinder, delay, or prevent consummation of the Restructuring, (y) taking or directing any action relating to maintenance, protection, or preservation of any collateral, to the extent such actions are not inconsistent with this Agreement, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Restructuring Support Party’s obligations hereunder.

3. Consenting Second Lien Creditors’ Forbearance.

(a) Until the earlier to occur of (i) the termination of this Agreement and (ii) the occurrence of any Event of Default (other than a Forbearance Default) that continues for five (5) Business Days after notice thereof from the Trustee to the Company (each of clause (i) and clause (ii), a “Forbearance Termination Event”), each Consenting Second Lien Creditor agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the Second Lien Indentures or applicable law, against the Company and CEC Released Parties and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Second Lien Creditors hereunder to forbear from exercising rights and remedies in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Company hereby waives (to the extent permitted by applicable law).

(c) The Company agrees that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Second Lien Creditors or the Trustee, as applicable, may proceed, subject to the terms of the Second Lien Indentures, and applicable law, to exercise any or all rights and remedies under the Second Lien Indentures, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved. The Caesars Parties agree that following any Forbearance Termination Event, such Parties waive any ability to claim that the Restructuring Support Period gave rise to any purported delay by the Consenting Second Lien Creditors in pursuing any remedies on account of the Forbearance Defaults.

(d) The Caesars Parties agree that, prior to the termination of this Agreement with respect to any particular Consenting Second Lien Creditor, the Caesars Parties shall not commence any litigation or interpose any claim arising from or in any way related to the Second Lien Bond Debt against any such Consenting Second Lien Creditor. The Consenting Second Lien Creditors agree that, prior to the termination of this Agreement with respect to any particular Caesars Party, the Consenting Second Lien Creditors shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the Second Lien Bond Debt against any such Caesars Party, including, without limitation, in connection with any of the Caesars Cases. For the avoidance of doubt, this provision shall not prevent any Caesars Party from asserting any claims or defense against any Petitioning Creditor, as defined in and, in connection with the proceeding captioned In re Caesars Ent’mt Operating Company, Inc., Case No. 15-03193 (Bankr. N.D. Ill.), arising from the involuntary bankruptcy petition filed against CEOC on January 12, 2015, or any proceeding relating thereto.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not constitute a waiver with respect to any defaults or any events of defaults under the Second Lien Indentures and shall not bar any Consenting Second Lien Creditor from filing a proof of claim or taking action to establish the amount of such Claim.

4. Stay of Litigation.

Within 3 business days of executing this Agreement, each Consenting Second Lien Creditor shall sign the applicable instruction letter(s) attached hereto as Exhibit E affirmatively instructing the Trustees to execute the stipulation(s) attached to such instruction letter(s), seek to mutually stay the prosecution of the BOKF Case and WSFS Case (and, for the avoidance of doubt, shall not direct the Trustees to prosecute either case during the term of this Agreement, other than to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the Consenting Second Lien Creditors, the Trustee(s) and CEC); provided that (x) the instruction letter to the Trustee under the Indenture, dated as of April 15, 2009, as amended, for the 10.00% second-priority senior secured notes due 2018 shall be delivered only upon its execution by Consenting Second Lien Creditors beneficially owning or controlling with the power to vote in favor of the Plan holding at least 50.1% of the outstanding amount of the Company’s obligations under such Indenture as of such date, and (y) the instruction letter to the Trustee under the Indenture for the 12.75% second-priority senior secured notes due 2018 shall be delivered only upon its execution by Consenting Second Lien Creditors beneficially owning or controlling with the power to vote in favor of the Plan holding at least 50.1% of the outstanding amount of the Company’s obligations under such Indenture as of such date.

Promptly after the Agreement Effective Date, CEC shall seek to, and the applicable Consenting Second Lien Creditors shall instruct the Trustee to, mutually stay the prosecution of the Caesars-Commenced Litigation (and, for the avoidance of doubt, shall not prosecute the case during the term of this Agreement, other than to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement satisfactory to CEC).

5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties shall:

(i) (A) support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet and this Agreement, in accordance with the Milestones, including amending, if required, the First Lien Bond RSA to account for the modifications of the Restructuring Term Sheet set forth herein, (B) negotiate in good faith the Definitive Documentation necessary to effectuate the Restructuring, on the terms and subject to the conditions set forth in this Agreement, (C) use its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring; (D) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, (E) operate the Company in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan, taking into account the Restructuring and the commencement of the Chapter 11 Cases, and (F) cooperate in good faith with the Consenting Second Lien Creditors in connection with the implementation of this Agreement, including in connection with obtaining a stay of the BOKF Case and the WSFS Case, and entering into agreement(s) providing the tolling of any applicable statutes of limitation reasonably satisfactory to the Consenting Second Lien Creditors, the Trustee(s) and CEC;

(ii) promptly notify or update the Consenting Second Lien Creditors upon becoming aware of any of the following occurrences: (A) an additional person becomes a

Consenting Second Lien Creditor after the date of this Agreement; (B) a Termination Event has occurred; (C) any person has challenged the validity or priority of, or has sought to avoid, any lien securing the Second Lien Bond Debt pursuant to a pleading filed with the Bankruptcy Court or another forum of competent jurisdiction; (D) material developments, negotiations or proposals relating to the Caesars-Commenced Litigation, the Caesars Cases, the Forbearance Defaults, and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to materially impede or prevent consummation of the Restructuring;

(iii) cause the Consenting Second Lien Creditors to be included in the mutual release and exculpation provisions to be provided in the Plan; and

(iv) unless the Caesars Party obtains the prior written consent of a Consenting Second Lien Creditor: (x) use the information regarding any Claims owned at any time by such Consenting Second Lien Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person; provided, however, that the Caesars Parties may combine the Confidential Claims Information provided to the Caesars Parties by a Consenting Second Lien Creditor with the corresponding data provided to the Company by the Consenting Second Lien Creditors and disclose such combined data on an aggregate basis. In the event that any of the Caesars Parties is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Caesars Parties shall, to the extent legally permissible, provide affected Consenting Second Lien Creditors with prompt notice of any such request or requirement so that such Consenting Second Lien Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting Second Lien Creditor, a Caesars Party believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, such Caesars Party may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting Second Lien Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting Second Lien Creditor an obligation to disclose the price for which it acquired or disposed of any Claim. The Caesars Parties’ obligations under this Section 5(a)(iv) shall survive termination of this Agreement.

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written consent of the Requisite Consenting Second Lien Creditors), shall not, directly or indirectly:

(i) (A) publicly announce its intention not to pursue the Restructuring; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not substantially consistent with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting Second Lien Creditors and the Company;

(ii) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or would reasonably be expected to materially impair, the ability of CEC to perform its obligations under the MLSA relative to its ability to perform its obligations under the MLSA as of the date of this Agreement (after giving effect to the consummation of the Restructuring as if the Restructuring had been consummated on the date of this Agreement);

(iii) (A) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests other than in the normal course of business regarding management equity or management equity compensation, or (B) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options, warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof or other than in the normal course of business regarding management equity or management equity compensation) in an aggregate amount greater than $250 million;

(iv) to the extent it would materially impair the rights of the Consenting Second Lien Creditors in respect of such holders’ Second Lien Bond Claims (A) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (B) unless the Company has received the prior written consent of the Requisite Consenting Second Lien Creditors, declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person, provided, however, that the Caesars Parties may issue customary equity incentives as part of management compensation in the ordinary course of business; or

(v) incur any material additional indebtedness, or transfer, sell, encumber, or otherwise dispose of any material assets (other than in the ordinary course of business) of the Company or the Non-Debtor Subsidiaries, in an aggregate amount greater than $200 million plus the amounts incurred by the Caesars Parties and/or the Non-Debtor Subsidiaries associated with or related to funding the Plan.

In the event the Company receives and determines to pursue an Alternative Proposal in an exercise of its fiduciary duties as set forth by Section 20 hereof, the Company shall promptly notify the Consenting Second Lien Creditors and the Second Lien Professionals of the existence and material terms of such Alternative Proposal; provided that the Company may withhold the material terms of such Alternative Proposal from any Consenting Second Lien Creditor(s) who do not agree to applicable reasonable and customary confidentiality restrictions with respect thereto and/or who are in breach of this Agreement. After receipt of the material terms of such Alternative Proposal, the Requisite Consenting Second Lien Creditors shall have three (3) Business Days after notice by the Company to propose changes to the terms of this Agreement, including the Restructuring Term Sheet and any exhibits thereto. The Company shall keep the Consenting Second Lien Creditors informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal, and, to the extent an Alternative Proposal is amended in any material respect, the Requisite Consenting Second Lien Creditors shall have three (3) Business Days from any such amendment to propose changes to the terms of this Agreement.

(c) Additional Covenants in Respect of CES. The Company and CEC shall use commercially reasonable efforts to cause, subject to the terms and conditions hereof and for the duration of the Restructuring Support Period, CES (except with the prior written consent of the Requisite Consenting Second Lien Creditors) (i) to operate its business in the ordinary course, and (ii) to preserve and maintain intact all material assets, properties, and other interests (including, without limitation, intellectual property interests and intangible assets, such as reward programs and customer lists) that are currently owned, licensed, used, or enjoyed by the Company.

(d) Additional Affirmative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company shall to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases, posted on the Company’s website, or otherwise made publicly available;

(e) Additional Negative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company (except with the prior written consent of the Requisite Consenting Second Lien Creditors) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) to the extent it would materially impair the rights of the Consenting Second Lien Creditors and the Company’s ability to consummate the Restructuring, and other than as required by the Plan, amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;

(iii) pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) of or in respect of principal of or interest on any funded indebtedness of the Company that either (A) is expressly subordinate in right of payment to the Second Lien Bond Debt or (B) secured by an interest in collateral, which interest is subordinate in priority to that securing any of the Second Lien Bond Debt, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not contemplated by the Restructuring Term Sheet; or

(iv) enter into any proposed settlement (other than as contemplated by this Agreement and the Restructuring or as previously disclosed to the Second Lien Professionals prior to the date hereof) of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s ability to consummate the Restructuring.

(f) The Company acknowledges that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the Restructuring Term Sheet in the exercise of its fiduciary duties.

(g) Additional Negative Covenants of CEC. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, CEC (except with the prior written consent of the Requisite Consenting Second Lien Creditors) shall not, directly or indirectly through any of its non-debtor subsidiaries take any actions outside the ordinary course of business that would have a materially adverse effect on the economic value of the CEC Convertible Notes.

6. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or the date that a Transferee becomes a Party):

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to the Company on account of any defaults arising from the commencement of the Chapter 11 Cases or the pendency of the Restructuring and (y) nothing in this Section 6(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair the Company’s ability to exercise its fiduciary duties as set forth by Section 20 hereof.

(b) The Caesars Parties represent and warrant to the Restructuring Support Parties that there are no pending agreements (oral or written) or understandings, negotiations or discussions that are not public or have been filed with the Bankruptcy Court with respect to any Alternative Proposal.

(c) Each Caesars Party, severally and not jointly, on behalf of itself and its Affiliates, represents, warrants and covenants that it has not offered, and will not offer any Additional Consideration to any holder of Claims without making such Additional Consideration with respect to the type of Claim it is being otherwise offered to available to Consenting Second Lien Creditors in respect of their applicable Claims, on a pro rata basis in the manner contemplated in Section 34 in this Agreement.

(d) Within five (5) Business Days after the Agreement Effective Date, the Company will report to the Second Lien Professionals its calculation of the total amount of Second Lien Bond Claims held by Consenting Second Lien Creditors and provide documents sufficient to substantiate this calculation; provided that such calculation may be based solely on the information provided by each Consenting Second Lien Creditor on its signature page(s) hereto. To the extent the Company subsequently becomes aware of any additional Second Lien Bond Claims held by Consenting Second Lien Creditors, it will promptly report its adjusted calculation of Second Lien Bond Claims held by Consenting Second Lien Creditors and provide documents sufficient to substantiate this calculation. The Parties acknowledge and agree that, for purposes of determining whether Requisite Consenting Second Lien Creditors have authorized or taken any action under this Agreement, the Parties will not contest any calculation of Requisite Consenting Second Lien Creditors premised on the last report of the total amount of Second Lien Bond Claims held by Consenting Second Lien Creditors provided by the Company to counsel for the Consenting Creditors. The Parties agree that the Company may rely entirely on information provided to it by the Consenting Second Lien Creditors in making its calculation(s) pursuant to this Section 6(d), and that the Company will have no independent duty to verify or otherwise investigate the accuracy of any such information.

7. Ownership of Claims. Each Claim Holder, severally and not jointly, represents and warrants as follows:

(a) as of the date of this Agreement, it (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Claims and dispose of, exchange, assign, and transfer such Claims, and (iii) holds no Claims (other than potential causes of action or litigation claims, contingent, unmatured or unliquidated claims, or claims for interest or fees arising under or in connection with any indenture, credit agreement, or other credit document) that are not identified below its signature hereto; in each case except as this provision may be specifically waived, in writing by the Company;

(b) other than pursuant to this Agreement, such Claims that are subject to Section 7(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Second Lien Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Caesars Party acquired by the applicable Claim Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Termination by Consenting Second Lien Creditors. Except for the Creditor Termination Event listed in Section 8(l), which shall automatically terminate this Agreement, (i) the Requisite Consenting Second Lien Creditors may terminate this Agreement and (ii) CEC, other than with respect to Sections 8(i) and 8(n), may terminate this Agreement (each, a “Creditor Termination Right”), in each case, upon delivery of written notice to the Company in accordance with Section 26 hereof at any time after the occurrence of, and during the continuation of, any of the following events (each, a “Creditor Termination Event”):

(a) the breach by any of the Caesars Parties of any of their obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach remains uncured for a period of five (5) Business Days after the receipt by such breaching Party and the Company of written notice of such breach from the Requisite Consenting Second Lien Creditors or CEC, as the case may be; provided that for the avoidance of doubt, CEC may not exercise a Creditor Termination Right arising from its own breach, of any obligation, representation, warranty, or covenant set forth in this Agreement;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) Business Days after the receipt by the Company and the Consenting Second Lien Creditors of written notice of such event;

(c) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(d) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Requisite Consenting Second Lien Creditors, the Company, and CEC, and such material inconsistency remains uncured for a period of five (5) Business Days after the receipt by the Company and the Consenting Second Lien Creditors of written notice of such material inconsistency;

(f) a Caesars Party or any of their respective Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of each of the Company’s and the applicable filing Party’s receiving written notice from the Requisite Consenting Second Lien Creditors that such motion or pleading is materially inconsistent with this Agreement, unless such motion or pleading does not seek, and could not result in, relief that would have any adverse impact on the interest of holders of Second Lien Bond Claims, in connection with the Restructuring; provided that CEC may only terminate this Agreement pursuant to this Section 8(f) if CEC is materially and adversely affected by such motion or pleading;

(g) the Company executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal;

(h) other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $5,000,000 without the written consent of the Requisite Consenting Second Lien Creditors;

(i) the Company fails to satisfy or comply with any Milestone;

(j) CEC having filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or an involuntary petition having been filed against CEC under the Bankruptcy Code or any other bankruptcy or insolvency law, which involuntary petition is not dismissed within 30 calendar days of the date of the filing thereof;

(k) the First Lien Bond RSA is (i) not amended, if so required, to allow for the additions to the Restructuring Term Sheet contemplated herein by July 30, 2015, or (ii) amended in a manner inconsistent with this Agreement without the prior consent of the Requisite Consenting Second Lien Creditors;

(l) the First Lien Bond RSA is terminated;

(m) the occurrence of the Outside Date if all of the material transactions contemplated hereby have not been consummated;

(n) any Caesars Party commences an action to challenge the validity or priority of, or to avoid, the liens on any asset or assets comprising any material portion of the collateral securing the Second Lien Bond Debt; or

(o) the Caesars-Commenced Litigation is not stayed within 75 days of the Agreement Effective Date or such stay is not at any time in place after such date, which date may be extended by the mutual agreement of (a) the Caesars Parties and (b) the Requisite Consenting Second Lien Creditors.

9. Mutual Termination. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties, and (b) the Requisite Consenting Second Lien Creditors.

10. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 26 of this Agreement, by (i) the Company upon the occurrence of any of the following events (each a “Company Termination Event,” and together with the Creditor Termination Events, the “Termination Events”) and (ii) CEC upon the occurrence of a Company Termination Event listed in Sections 10(a) or 10(g):

(a) the breach by any Restructuring Support Party of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects the Company’s or CEC’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) Business Days after the receipt by such breaching Restructuring Support Party from the Company of written notice of such breach; provided that, with respect to a breach by one or more Consenting Second Lien Creditors, the foregoing shall apply only if (x) such breaching Consenting Second Lien Creditor(s) hold(s) in excess of 4.0% of Second Lien Bond Claims held by all Consenting Second Lien Creditors, (y) non-breaching Consenting Second Lien Creditors with power to vote in favor of the Plan do not then hold at least 50.1% of aggregate Second Lien Bond Debt (measured by face value), or (z) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) Business Days after the receipt by the Company and the Consenting Second Lien Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i)(D) of this Agreement;

(c) the exercise by the Company of its fiduciary duties as set forth by Section 20 hereof (the “Fiduciary Out”);

(d) any Party other than the Company and its Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from the Company that such motion or pleading is materially inconsistent with this Agreement, or CEC and/or any of its Affiliates (other than the Company) obtains relief with respect to any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement;

(e) if any of the Definitive Documentation (including any amendment or modification thereof) is filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not substantially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Company, and such material and adverse inconsistency remains uncured for a period of five (5) Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency;

(f) the Effective Date has not occurred by the Outside Date;

(g) either the BOKF Case or the WSFS Case is not stayed within 75 days of the Agreement Effective Date or the stays of the BOKF Case and the WSFS Case are not at any time in place after such date, which date may be extended by the mutual agreement of (a) the Caesars Parties and (b) the Requisite Consenting Second Lien Creditors; or

(h) on or after the date that is 45 days from the Agreement Effective Date upon the determination of the Governance Committee of the Board of Directors of the Company (the “Governance Committee”) if the Consenting Second Lien Creditors do not beneficially own or control with the power to vote sufficient Second Lien Bond Claims to accept the Plan under section 1126(c) of the Bankruptcy Code

11. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 8 or Section 10 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Upon the termination of this Agreement pursuant to Section 8, Section 9, or Section 10 hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party. Upon the termination of this Agreement pursuant to Section 34 hereof, the terminating Consenting Second Lien Creditor shall be released from its commitments, undertakings, and agreements under or relating to this Agreement, and there shall be no liability or obligation on the part of such Consenting Second Lien Creditor.

(c) Notwithstanding Section 11(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, including but not limited to CEC’s obligations to pay the Second Lien Professional Fees, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 14 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases a Consenting Second Lien Creditor from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 11(b)), unless otherwise agreed to in writing by such Consenting Second Lien Creditor, any and all votes, approvals, or consents delivered by such Consenting Second Lien Creditor and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

12. Transfer of Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in (a) and (b) below, that no Restructuring Support Party will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its Claims now or hereafter owned, and no such Transfer will be effective, unless the transferee executes and provides to the Company and counsel to the Consenting Second Lien Creditors a transfer agreement in the form attached hereto as Exhibit C within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. For the avoidance of doubt, the Caesars Parties agree that any such transfer agreement shall be included in the definition of “Confidential Claims

Information” in Section 5(a)(iv) hereof. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by one Consenting Second Lien Creditor to an Affiliate of such Consenting Second Lien Creditor or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor or investment manager (in each case, other than portfolio companies); provided that, for the avoidance of doubt, any transferee under this Section 12(a) shall be deemed a Consenting Second Lien Creditor for purposes of this Agreement, effective as of the date of the Transfer, and any transferor under this Section 12(a) shall remain liable in all respects for any breach of this Agreement by such transferee; and

(b) any Transfer by one Consenting Second Lien Creditor to another Consenting Second Lien Creditor.

•	Any Transfer of any Restructuring Support Party’s Claims that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Restructuring Support Party of any Claims, such Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the Credit Agreement, the First Lien Indentures, the Second Lien Indentures, and the Unsecured Indentures and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer.

Notwithstanding the foregoing, a Qualified Marketmaker, acting solely in its capacity as such, that acquires any Claim subject to this Agreement shall not be required to execute a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such Claim within ten (10) Business Days of its acquisition and the purchaser or assignee of such Claim is a Consenting Second Lien Creditor (or a Consenting First Lien Creditor if Claim purchased is a First Lien Bond Claim or First Lien Bank Claim) or an entity that executes and provides a Transfer Agreement in accordance with the terms set forth herein; provided that if a Qualified Marketmaker, acting solely in its capacity as such, acquires First Lien Bond Debt, First Lien Bank Debt, Second Lien Bond Debt or Unsecured Debt from an entity who is not a Consenting Second Lien Creditor with respect to such debt (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute a Transfer Agreement; provided further that any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement (including Section 2(a)(iii) hereof) with respect to Qualified Unrestricted Claims pending the completion of any such Transfer.

Notwithstanding anything herein to the contrary: (a) to the extent that a Restructuring Support Party effects the Transfer of all of its Claims in accordance with this Agreement, such Restructuring Support Party shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Restructuring Support Party acquires a Claim at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its Claims; and (b) subject to Section 2(a)(ii) hereof, to the extent that a Restructuring Support Party effects the Transfer of a Claim that it holds as a participant (and not grantor) pursuant to a participation agreement with voting provisions substantially similar to those set forth in the form of participation agreement produced by the Loan Syndications & Trading Association, the transferee thereof shall not be required to execute a Transfer Agreement.

13. Cooperation. The Company shall use commercially reasonable efforts to provide to counsel for the Consenting Second Lien Creditors (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail counsel to the Consenting Second Lien Creditors to advise it of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (b) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

14. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement (including the Restructuring Term Sheet) shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties and the Requisite Consenting Second Lien Creditors; provided, however, that:

(a) no such consents shall be required from any Consenting Second Lien Creditor for the Caesars Parties to amend the Restructuring Term Sheet (the “Non-1L Amendment”) to provide that the RSA Forbearance Fees, Cash/Equity Contribution, Class Convertible Notes and/or the Class Acceptance Payment may be paid to holders of (i) Second Lien Bond Claims and (ii) Unsecured Debt who, in each case, execute this Agreement (or a restructuring support agreement agreeable to CEC and CEOC, which is consistent in all material respects to this Agreement). The terms of the Non-1L Amendment shall otherwise be consistent with the provisions of Exhibit A, including, but not limited to, terms relating to the amount, form and nature of consideration and shall provide that the “Agreement Effective Date” shall occur no later than 30 days after the Company files a Form 8-K announcing a restructuring support agreement that embodies the Non-1L Amendment (which date may be extended one time on the same terms as the Agreement Effective Date set forth herein).

(b) no such consents shall be required from any Consenting Second Lien Creditor or CEC to amend this Agreement to implement the terms of a CEOC Governance Election (as defined below) if (i) greater than 66.67% of the Second Lien Bond Claims have signed this Agreement, and (ii) on or after the date that is (15) fifteen days prior to Milestone 1 (as defined in Exhibit B hereto, as such Milestone may be amended pursuant to the terms of this Agreement), the Governance Committee determines, in its business judgment, that it must (x) direct CEC to contribute the RSA Forbearance Fees to the Company for pro rata distribution under the Plan to the applicable class or classes of holders of Second Lien Bond Claims and/or Unsecured Debt and/or (y) distribute the Cash/Equity Contribution (including the Class Acceptance Payment and Class Convertible Notes) under the Plan pro rata to the applicable class or classes of holders of Second Lien Bond Claims and/or Unsecured Debt, in each case, in the same form and amount as set forth in Exhibit A (such election, the “CEOC Governance Election”). For the avoidance of doubt, CEC consents to increase the CEC Convertible Notes to be issued in accordance with the CEOC Governance Election as provided by Schedule 1 to the Convertible Senior Notes Term Sheet annexed to Exhibit A;

(c) no such consents shall be required from any Consenting Second Lien Creditor or CEC to amend this Agreement to implement a CEOC Alternative Governance Election (as defined below) (i) if less than 66.67% of the Second Lien Bond Claims have signed this Agreement, and (ii) on or after the date that is (15) fifteen days prior to Milestone 1 (as defined in Exhibit B hereto, as such Milestone may be amended pursuant to the terms of this Agreement), the Governance Committee determines, in its business judgment, that in order for the Plan to be confirmed by the Bankruptcy Court it must direct CEC to contribute the Class Convertible Notes to the Company for pro rata distribution under the Plan to the applicable class or classes of holders of Second Lien Bond Claims and/or Unsecured Debt, in the same form and amount as set forth in Exhibit A (such election, the “CEOC Alternative Governance Election”);

(d) no such consents shall be required from any Consenting Second Lien Creditor with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, including the Restructuring Term Sheet, regarding the treatment of Claims other than with respect to Second Lien Bond Claims, so long as it would not, reasonably construed, have an adverse impact on the interests of holders of Second Lien Bond Claims (including with respect to the form or value of recoveries to be provided on account of such Claims pursuant to the Restructuring), in their capacities as such, in connection with the Restructuring, provided, however, that this Section 14(d) shall not be construed to impair the rights of Consenting Second Lien Creditors pursuant to Section 2(a)(iii) hereof;

(e) any amendment to this Agreement to (i) the defined terms “Consenting Second Lien Creditors” or “Requisite Consenting Second Lien Creditors” or (ii) Section 12 hereof shall require the written consent of the Company, CEC and each Consenting Second Lien Creditor;

(f) any amendment that would materially and adversely affect any Consenting Second Lien Creditor that is a holder of Second Lien Bond Claims, solely in its capacity as such, in a manner that is disproportionate to any other holder of Second Lien Bond Claims, solely in its capacity as such, shall require the prior written consent of the adversely affected Consenting Second Lien Creditor;

(g) for the avoidance of doubt, any waiver of the conditions to the effectiveness of this Agreement set forth by Section 15 hereof may be waived only upon the express written consent of each of the Caesars Parties;

(h) the Company may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting Second Lien Creditor in its sole discretion, but in consultation with CEC;

(i) any amendment, modification, supplement or other change with respect to the amount, form, timing, economics or value or any party’s entitlement to the RSA Forbearance Fees and/or the Cash Equity Contribution as set forth herein and in the Restructuring Term Sheet shall, subject to Sections 14(a), (b) and (c), require the written consent of the Company, CEC and such party.

15. Conditions to Effectiveness. This Agreement (and the obligations of all Parties hereunder) shall not become effective or enforceable against or by any of the Parties until the first date that this Agreement shall have been executed by (i) the Caesars Parties, and (ii) Consenting Second Lien Creditors beneficially owning or controlling with the power to vote in favor of the Plan at least 50.1% of the aggregate outstanding amount of the Company’s obligations under the Second Lien Indentures (the date upon which this Agreement becomes so effective, the “Agreement Effective Date”); provided, further, that if the conditions to effectiveness set forth by this Section 15 are not satisfied or waived by the Caesars Parties in their sole discretion on or before August 19, 2015, which date may be extended one time for a further 30 days at the sole discretion of the Caesars Parties, this Agreement automatically shall be null and void ab initio and of no force or effect.

16. Entire Agreement. This Agreement, including the Restructuring Term Sheet, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

17. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, with respect to the foregoing. The Parties further acknowledge and agree that, if a CEC Bankruptcy Event occurs, (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code with respect to any CEC bankruptcy and (b) CEC hereby waives its right to assert a contrary position in any such bankruptcy with respect to the foregoing and agrees that it will cooperate fully with Consenting Second Lien Creditors in obtaining a modification of the automatic stay to the extent necessary to permit Consenting Second Lien Creditors to exercise their rights under this Agreement.

18. No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

20. Company Fiduciary Duties.

(a) Nothing in this Agreement shall otherwise require the Company or any directors, officers, or members of the Company, each in its capacity as a director, officer, or member of the Company, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel).

(b) [reserved].

(c) All Consenting Second Lien Creditors reserve all rights they may have, including the right (if any) to challenge any exercise by the Company of its fiduciary duties.

21. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties. It is understood and agreed that no Consenting Second Lien Creditor has any duty of trust or confidence in any kind or form with any other Consenting Second Lien Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Second Lien Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting Second Lien Creditor, subject to applicable securities laws, the terms of this Agreement, and the terms of the First Lien Bank Documents, the First Lien Indentures, the Second Lien Indentures and the Unsecured Indentures; provided, however, that no Consenting Second Lien Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Second Lien Creditors shall in any way affect or negate this understanding and agreement.

23. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

24. No Commitment. No Restructuring Support Party shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Restructuring Support Party and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

25. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

26. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attn: Paul M. Basta, P.C.

         Nicole L. Greenblatt

Facsimile: (212) 446 4900

E-mail Address: paul.basta@kirkland.com

                            ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn: David R. Seligman, P.C.

         Ryan Preston Dahl

E-mail Address: dseligman@kirkland.com

                             rdahl@kirkland.com

Facsimile: (312) 862-2200

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Jeffrey D. Saferstein

         Samuel E. Lovett

Telephone: (212) 373-3000

Facsimile (212) 373-2053

E-mail Address: jsaferstein@paulweiss.com

                            slovett@paulweiss.com

If to a Consenting Second Lien Creditor, to the address set forth beneath such lender’s signature block,

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Rachel Strickland

         Paul Shalhoub

Telephone: (212) 728-8544

Facsimile: (212) 728-9544

E-mail Address: rstrickland@willkie.com

                            pshalhoub@willkie.com

27. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

28. Conflicts Between the Restructuring Term Sheet and this Agreement. Except as provided in Sections 14(a)-(b) of this Agreement, in the event of any conflict among the terms and provisions in the Restructuring Term Sheet and this Agreement, the terms and provisions of the Restructuring Term Sheet shall control.

29. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

30. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

31. Access. The Company will promptly provide the Second Lien Professionals reasonable access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any Executory Contracts and Unexpired Leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the Company and a Party shall be deemed to be appropriate.

32. Qualification on Consenting Second Lien Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Second Lien Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Second Lien Creditor that are not held through accounts managed by such investment manager.

33. Publicity. The Company shall use its commercially reasonable efforts to submit drafts to the Second Lien Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

34. Additional Consideration. To the extent that a holder of Claims, in its capacity as such, receives Additional Consideration in connection with the Restructuring, such Additional Consideration shall be made available to all Consenting Second Lien Creditors that are holders of such Claims, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective Claims holdings. Any Consenting Second Lien Creditor that is a holder of such Claims who is not accorded such Additional Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 26 hereof; provided that such termination shall only be with respect to the terminating Consenting Second Lien Creditor, and not with respect to any non-terminating Parties.

35. CEC Bankruptcy or Similar Proceeding. Nothing herein shall be construed to limit or impair in any way a Consenting Second Lien Creditor’s or any Trustee’s ability to appear in or take any other action to protect its interests (or, in the case of any Trustee, the interests of its beneficiaries) in connection with any proceeding related to a CEC Bankruptcy Event to the extent not inconsistent with the terms hereof.

36. No Incurrence of Expenditures or Payments. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed to or require that any Consenting Second Lien Creditor must make any expenditure or incur any liability in order to perform any obligation set forth herein. CEC shall only be obligated to issue the CEC Convertible Notes and contribute the Cash/Equity Contribution if this Agreement is in full force and effect and has not been terminated on the Effective Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Mary E. Higgins
Name:	Mary E. Higgins
Title:	Chief Financial Officer

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	EVP and Chief Financial Officer

Exhibit A

Supplement to the Restructuring Term Sheet in the First Lien Bond RSA

RSA Forbearance & Instruction Fees

CEC shall pay a fee in an amount equal to $200 million of CEC Convertible Notes (the “RSA Forbearance Fees”) to the Forbearance Fee Parties, and each Forbearance Fee Party shall receive their pro rata share of the RSA Forbearance Fees, in respect of such Forbearance Fee Parties’ (a) forbearing from exercising their default-related rights and remedies and (b) instructing the Trustees to stay the BOKF Case and WSFS Case solely to the extent required by, and as set forth in, the RSA.

The CEC Convertible Notes will be issued on the Effective Date.

The material terms of the CEC Convertible Notes are set forth below.

Plan Recoveries to Second Lien Noteholders

CEC shall contribute (a) one-half of the Cash/Equity Contribution to the Company for distribution to the Second Lien Noteholders under the Plan and (b)(i) one-half of the Cash/Equity Contribution (the “Class Acceptance Payment”) and (ii) at least $200 million of CEC Convertible Notes to the Company for distribution to the Second Lien Noteholders under the Plan so long as the Second Lien Noteholders vote as a class to accept the Plan (the “Class Convertible Notes”) If the Second Lien Noteholders do not vote as a class to accept the Plan, the Class Acceptance Payment and the Class Convertible Notes shall be paid to the Forbearance Fee Parties.

The Cash/Equity Contribution shall be (a) 9.8% of the direct or indirect interests in PropCo purchased by CEC (assuming all of the REIT New Common Stock Put Options are fully exercised) or cash in an amount equal to the shortfall from 9.8% of direct or indirect interests in PropCo (at Plan value) to the extent the REIT New Common Stock Put Options are not fully exercised and (b) the consideration that Caesars Acquisition Company is to receive under the Plan on account of claims it holds under the Unsecured Indentures.

Equity Rights	Subject to the terms below, the “Equity Rights” as detailed below shall occur and each Non-First Lien Noteholder shall have the non-transferable right to be a “Rights Participant.”

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Each Rights Participant may elect to purchase the right to receive its pro rata share of the greater of (a) 5% of the PropCo Common Stock to be distributed to the First Lien Noteholders if the holders of at least 66.66% of the Non-First Lien Obligations execute the RSA (or a similar restructuring support agreement agreeable to CEOC and CEC and consistent with the terms of the RSA) on or before 90 days from the date the First Lien Bond RSA is amended to allow for modifications in respect of the Restructuring Term Sheet (the “First Lien RSA Amendment Date”) or 2.5% of such PropCo Common Stock if such holders do not so execute by such date and (b) the First Lien Election Amount (as defined below) from the First Lien Noteholders (the “Equity Rights”), subject to being cut back on a pro rata basis based on the amount of Equity Rights exercised. Any Non-First Lien Noteholder exercising an Equity Right must (a) make any required investor representations required for federal and state securities law purposes and (b) execute the RSA (or a similar restructuring support agreement agreeable to CEOC and CEC and consistent with the terms of the RSA).

The Equity Rights shall be subject to and contingent on the Non-First Lien Noteholders voting as a class (or all Non-First Lien Noteholder classes if applicable) to accept the Plan as part of Plan solicitation.

For those Non-First Lien Noteholders becoming Rights Participants with respect to any series of Non-First Lien Obligations within 30 days from the First Lien RSA Amendment Date, for every $1 of PropCo Common Stock purchased pursuant to the Equity Rights, the Rights Participant shall also purchase $0.50 of CPLV Mezzanine Debt to be received by the First Lien Noteholders at par until there is no more such CPLV Mezzanine Debt to purchase, then New Second Lien OpCo Debt at par until there is no more such New Second Lien OpCo Debt, then New Second Lien PropCo Debt until there is no more such New Second Lien PropCo Debt (such debt, the “Equity Rights Debt”).

For those Non-First Lien Noteholders becoming Rights Participants with respect to any series of Non-First Lien Obligations beginning from 30 days from the First Lien RSA Amendment Date until the date that is 60 days from the First Lien RSA Amendment Date for every $1 of PropCo Common Stock purchased pursuant to the Equity Rights, the Rights Participant shall also purchase $0.60 of Equity Rights Debt at par in the same order as set forth above.

2

For those Non-First Lien Noteholders becoming Rights Participants with respect to any series of Non-First Lien Obligations beginning from 60 days from the First Lien RSA Amendment Date until the date that is 90 days from the First Lien RSA Amendment Date for every $1 of PropCo Common Stock purchased pursuant to the Equity Rights, the Rights Participant shall also purchase $0.70 of Equity Rights Debt at par in the same order as set forth above.

The “First Lien Election Amount” means the aggregate amount of PropCo Common Stock elected to be sold by the First Lien Noteholders who elect to sell to the Rights Participants to the Rights Participants in connection with Plan solicitation.

For the avoidance of doubt, if a Second Lien Noteholder signs the RSA after the Forbearance Fee Date, such Second Lien Noteholder may be a Rights Participant, but not a Forbearance Fee Party.

Plan Structure	Should the First Lien Bank Lenders (beneficially owning or controlling with the power to vote in favor of the Plan at least 66.67% of the First Lien Bank Obligations) not sign the RSA (or a similar restructuring support agreement agreeable to CEOC and CEC) by September 15, 2015, the Caesars Parties may amend the Restructuring Term Sheet to provide alternative treatment for the First Lien Bank Lenders in good faith consultation with the Consenting Second Lien Creditors; provided, however, that no such consents shall be required from any Consenting Second Lien Creditor related to the treatment for the First Lien Bank Lenders except as required by the RSA.

PropCo Call Rights	PropCo shall have a call right for Harrah’s New Orleans on the same terms and conditions as PropCo’s call rights on Harrah’s Atlantic City and Harrah’s Laughlin.

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$400 million Convertible Senior Notes

Summary of Principal Terms

Description:

$400,000,000 principal amount of 5.00% Convertible Senior Notes (the “Notes” or “notes”).

In the event that the Consenting Second Lien Creditors beneficially own or control with the power to vote in favor of the Plan more than 66.67% of the aggregate outstanding amount of the Company’s obligations under (a) the 10.00% second-priority senior secured notes due 2018 plus (b) the 12.75% second-priority senior secured notes due 2018, the principal amount of the Notes shall be increased ratably based on Schedule 1 attached hereto. Notwithstanding anything to the contrary in the RSA or herein, in the event the Plan is amended pursuant to the CEOC Governance Election, the “Total Convert Face” (as set forth in Schedule 1 hereto) shall be deemed to be the greater of $450 million or, based on the % of Non-1L Support signing the RSA, the amount specified on Schedule 1 hereto.

Issuer:	Caesars Entertainment Corporation (“CEC”) (NASDAQ: CZR).

Maturity:	The seventh anniversary unless earlier purchased or converted. All references herein to the anniversaries shall be from the date of the issue of the Notes.

Interest:	5.00% interest per annum and payable semi-annually in arrears. At the option of CEC, interest on the Notes may be paid in cash or in-kind by increasing the principal amount of the Notes.

Ranking:

The notes will be CEC’s senior unsecured obligations and will rank equally with all of CEC’s existing and future senior unsecured indebtedness.

The notes will be effectively subordinated to all of CEC’s existing and future secured indebtedness and all existing and future liabilities of its subsidiaries.

Conversion:

Holders may convert the Notes at their option at any time prior to the close of business on the business day immediately preceding the six and half year anniversary but only under the following circumstances:

•       during any fiscal quarter (and only during such fiscal quarter) commencing after the date of issue of the Notes, if the last reported sale price of CEC’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 125% of the conversion price (as defined below) for the Notes on each applicable trading day; or

•       during the five consecutive business day period after any five consecutive trading day period ( the “measurement period”) in which the trading price per $1,000 principal amount of the Notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of CEC’s common stock and the conversion rate for the Notes on each such trading day;

4

•       upon CEC giving a notice of optional redemption pursuant to “Redemption of Notes at CEC’s Option”; or

•       upon the occurrence of certain specified corporate events.

On or after the six and half year anniversary, until the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes, holders may convert their notes at any time, regardless of the foregoing circumstances.

The notes will be convertible into shares of CEC’s common stock, par value $0.01 per share (the “shares”), based on an initial conversion rate, subject to adjustment as described under “Anti-Dilution Protection” below, of a number of shares equal to 1,000 divided by the greater of (x) $20.00 per share and (y) a 50% premium to the average daily volume-weighted average price (the “VWAP”) of the shares for the 20 trading day period (the “VWAP Period”) prior to the Effective Date (each of (x) and (y), a “Strike Price”) per $1,000 principal amount of notes (subject to adjustment, the “conversion rate” and $1,000 divided by the applicable conversion rate, the “conversion price”); provided that in no event shall the Strike Price be greater than $25.00 per share.

Holders will not receive any additional payment representing accrued and unpaid interest, if any, upon conversion of a Note, except in limited circumstances (including in the case where Notes are submitted for conversion after the close of business on a regular record date for the payment of interest, but prior to the open of business on the immediately following interest payment date). Instead, interest will be deemed to be paid by the consideration delivered to holders upon conversion of a note.

Settlement upon Conversion:

Upon conversion, including by operation of the “Mandatory Conversion” provisions described below, CEC will pay or deliver, as the case may be, either cash, shares of its common stock or a combination of cash and shares of its common stock, at CEC’s election; provided, however, that in the event the conversion limits referred to below under “Conversion Limits” would limit a Holder’s ability to receive the full number of shares of common stock issuable upon conversion of such Holder’s Notes, such Holder shall have the right to require CEC satisfy its conversion obligation by delivery of (i) an amount in cash equal to the sum of the daily conversion values over the conversion period (as defined below) of shares of common stock which if issued to the Holder upon conversion would cause the Holder to exceed the applicable conversion limit plus (ii) with respect to balance of the shares otherwise issuable upon conversion of such Holder’s Notes, either cash, shares of its common stock or a combination of cash and shares of its common stock, at CEC’s election. If CEC satisfies its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of its common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a “daily conversion value” (as described below) calculated for each trading day in a 20 trading-day conversion period (as described below).

“Daily conversion value” shall mean, with respect to any note as to which cash settlement or combination settlement is applicable, for each of the 20

5

consecutive trading days during the conversion period, one-twentieth (1/20th) of the product of (i) the applicable conversion rate on such trading day and (ii) the daily VWAP of CEC’s common stock on such trading day.

“Conversion period” shall mean, with respect to any note as to which cash settlement or combination settlement is applicable, the 20 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date, except that conversion period means, with respect to any conversion date occurring during the final conversion period, the 20 consecutive trading-day period beginning on, and including, the 22nd scheduled trading day prior to the maturity date.

“Final conversion period” shall mean the period beginning on the 25th scheduled trading prior to the maturity date and ending at 5:00 p.m., New York City time, on the second scheduled trading day immediately prior to the maturity date.

Mandatory Conversion:

On or after fourth anniversary, CEC shall have the right at any time to cause the holders of the Notes to convert all of the holders’ notes into a number of shares of common stock equal to the conversion ratio then in effect on the mandatory conversion date if the last reported sale price of CEC’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the trading day prior to the date the notice of mandatory conversion is given to holders (and on such trading day) is greater than or equal to 125% of the conversion price for the Notes on each applicable trading day. The mandatory conversion date shall be not more than 60 days following a mandatory conversion notice.

Fundamental Change Make-Whole Premium:

If certain make-whole “fundamental changes” (to be defined in a customary manner including in respect of receipt of listed securities) occur, in certain circumstances CEC will pay a fundamental change make-whole premium on notes converted in connection with such make-whole fundamental change by increasing the conversion rate on such notes.

The amount of the fundamental change make-whole premium, if any, will be based on the price of CEC’s common stock and the effective date of the make-whole fundamental change.

Fundamental Change:

If CEC undergoes a “fundamental change” (to be defined in a customary manner including in respect of receipt of listed securities), subject to certain customary conditions and processes, holders may require CEC to purchase for cash all or part of their notes. The fundamental change purchase price will equal 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Redemption of Notes at CEC’s Option:	Prior to the first anniversary, CEC may not redeem the Notes. On or after first anniversary and prior to the fourth anniversary, CEC may redeem for cash all or part of the outstanding notes, but only if the last reported sale price of its common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date CEC provides the notice of redemption to holders (and on such trading day) exceeds 125% of the conversion price in effect on each such trading day. The redemption price

6

will be equal to the sum of (1) 100% of the principal amount of the Notes to be redeemed, (2) accrued and unpaid interest, if any, to, but excluding, the redemption date, and (3) a “make-whole premium,” payable in cash, equal to the present value (based on a discount rate equal to the applicable treasury yield plus 50 basis points) of the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such notes remained outstanding from the redemption date to the fourth anniversary (excluding interest accrued to, but excluding, the redemption date, which is otherwise paid pursuant to the preceding clause (2)). CEC must make these make-whole premium payments (and accrued interest) on all notes called for redemption on or after the first anniversary but prior to the fourth anniversary, including notes converted after the date CEC provides the notice of redemption but prior to the close of business on the business day immediately preceding the redemption date.

Conversion Limits:

The notes will contain provisions to address any limitations on stock ownership relating to regulatory or other licensing requirements; provided such provisions shall not limit the ability of the holders to ultimately convert all the Notes, including in connection with a “Mandatory Conversion”. In addition, as contemplated under “Settlement upon Conversion” above, the conversion limit provisions and settlement mechanics will allow the Holders to require cash settlement to the extent they would otherwise be limited in their ability to acquire shares upon conversion due to the conversion limits.

Anti-Dilution Protection:

The notes will have customary anti-dilution provisions including in connection with a subdivision or combination of outstanding CEC common stock, reclassification, recapitalization, stock split, issuance of rights or warrants, spin-off transactions, tender offers, distributions or stock or cash dividend.

Covenants:

The indenture governing the Notes will contain covenants applicable to CEC that are customary covenants for high-yield notes consistent with those issued by Caesars Entertainment Resort Properties, LLC on October 11, 2013, subject to customary modifications to reflect a holding company high-yield note issuance; provided that, the affiliate transaction and restricted payments covenants applicable to the Notes will be consistent with those applicable to CEC that will be included in the CEC guaranty of the Opco first lien debt after the closing date.

Except as provided in the preceding paragraph, neither the Notes nor the indenture governing the Notes will contain any financial covenants or any restrictions on the payment of dividends, the incurrence of other indebtedness, the incurrence of liens or the issuance or repurchase of securities by CEC.

Events of Default:	If an event of default with respect to the Notes occurs, holders of at least 30% of the Notes outstanding may, upon satisfaction of certain conditions, accelerate the principal amount of the Notes plus accrued and unpaid interest. In addition, the principal amount of the Notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving CEC.

7

MFN:

If CEC issues any other convertible notes as part of the Restructuring to any creditors of CEOC and such convertible notes have terms that in the aggregate are more favorable than the terms of the Notes, then the Notes shall have the benefit of such terms.

Registration:	CEC will issue the Notes in a transaction to be registered under the Securities Act of 1933, as amended.
Registration Rights:	The holders will receive customary registration rights with respect to the shares issuable upon conversion of the Notes.
Governing Law:	New York.

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Schedule 1

% Non-1L Support	Incremental Convert[5]	Total Convert Face[6]
66.67%	—	$400.00
70.00%	$6.80	$406.80
75.00%	$17.10	$417.10
80.00%	$27.40	$427.40
85.00%	$37.70	$437.70
90.00%	$48.01	$448.01
95.00%	$58.31	$458.31
100.00%	$68.61	$468.61

[5]	The Incremental Convert shall be distributed pursuant to “Plan Recoveries to Second Lien Noteholders” as detailed in Exhibit A.
[6]	Per the description of the Notes above, if in the event the Plan is amended pursuant to the CEOC Governance Election, the Total Convert Face shall be the greater of $450 or, based on the % of Non-1L Support signing the RSA, the amount specified herein.

9

Exhibit B

Milestones

The failure to comply with any of the following Milestones will result in a Creditor Termination Event under Section 8 of this Agreement:

1.	By the earlier of February 15, 2016 and 60 days after the final report in respect of the investigation as detailed in the Order Granting in Part and Denying in Part Motion to Appoint Examiner (Dkt. No. 675), the Company shall have obtained entry by the Bankruptcy Court of (a) an order approving the Disclosure Statement, and (b) an order approving solicitation procedures in relation to the Plan and Disclosure Statement; in each case materially consistent with the Restructuring Term Sheet and otherwise in in form, scope and substance reasonably satisfactory to the Requisite Consenting Second Lien Creditors and the Company.

2.	By the earlier of May 15, 2016 and 90 days after the Bankruptcy Court’s approval of the Disclosure Statement, the Company shall have obtained entry by the Bankruptcy Court of an order confirming the Plan that is materially consistent with the Restructuring Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting Second Lien Creditors and the Company (the “Confirmation Order”).

3.	By the earlier of July 15, 2016, and 60 days after the Confirmation Order has been entered by the Bankruptcy Court (the “Outside Date”), the Effective Date shall have occurred.

*        *        *         *        *

1

Exhibit C

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support and Forbearance Agreement, dated as of July 20, 2015 (the “Agreement”),1 by and among the Caesars Parties and each of the Consenting Second Lien Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Restructuring Support Parties (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Second Lien Creditor for all purposes under the Agreement, including with respect to any election made by such Transferor with respect to any Put Option applicable to the OpCo New Common Stock that has been exercised by such Transferor. To the extent the Transferred Claims are Forbearance Fee Second Lien Bond Claims, Transferee shall be considered a Forbearance Fee Party for all purposes under the Agreement, unless a Notice of Retention of RSA Forbearance Fee substantially in the form of Exhibit D to the Agreement is delivered to CEC.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the [First Lien Indentures / Credit Agreement / Second Lien Indentures / Unsecured Indentures] and the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

Date Executed:                    ,

Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2

Principal Amount Held
Claim[2]	Amount

[2]	Specify type and indicate whether Claims are Forbearance Fee Bond Claims.

3

Exhibit D

Notice of Retention of RSA Forbearance Fee

The RSA Forbearance Fees payable in respect of $[        ] of Second Lien Bond Claims (such amount, the “Retained RSA Forbearance Fee”) shall be payable by CEC to the Transferor in accordance with the Restructuring Term Sheet, notwithstanding the transfer of such Second Lien Bond Claims to the undersigned Transferee.

For the avoidance of doubt, upon delivery of this notice to CEC by either the Transferor or the Transferee, CEC shall pay the Retained RSA Forbearance Fee in accordance with the terms of the Restructuring Term Sheet to the Transferor and shall not be required to pay such amounts to the Transferee, notwithstanding the transfer of the Second Lien Bond Claims to the undersigned Transferee.

Date Executed:                     ,

Print name of Transferor

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

4

Exhibit E

Instruction Letter for 10% Second-Priority Senior Secured Notes due 2018

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Telephone: (302) 888-7420

Facsimile: (302) 421-9137

Attn: Patrick J. Healy, VP and Director

Reference is made to the Indenture, dated as of April 15, 2009, between CEOC, CEC, and the applicable 10.00% Second Lien Notes Indenture Trustee, providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time (the “Indenture”). Pursuant to Section 6.05 of the Indenture, the undersigned, constituting holders (collectively, the “Majority Holders”) of a majority in principal amount of outstanding Notes,3 hereby direct you, solely in your capacity as successor trustee under the Indenture (solely in such capacity, “you”): (a) to execute and file a stipulation substantially in the form of the stipulation annexed as an exhibit hereto (the “Stipulation”) providing for a stay the prosecution of the case titled Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.) (the “WSFS Case”); and (b) to discontinue the prosecution of the WSFS Case, except as may be necessary or appropriate to seek approval of the Stipulation or to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the you, holders of a majority in principal amount of outstanding Notes, and the defendants in the WSFS Case.

Certain, but not all, of the Majority Holders that are signatories below may have previously provided directions (the “Previous Directions”) to you regarding, inter alia, prosecution of the WSFS Case. For the sake of clarity, the directions stated in this letter, upon delivery to you by the Majority Holders, shall constitute additional directions to you. In addition, this letter shall constitute a revocation of any Previous Directions given to you pursuant to any other direction letter or agreement, to the fullest extent the directions herein are inconsistent therewith.

Each undersigned holder hereby represents, warrants and certifies that, as of the date hereof, (i) such holder is either (A) the sole beneficial owner of the principal amount of Notes set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Notes set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Notes to the terms of this letter, (ii) such holder has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes,

[3]	Capitalized terms not defined herein shall have the meanings ascribed to them in the Indenture, unless otherwise indicated.

5

(iii) this letter has been duly authorized, executed and delivered by an authorized officer or director thereof, and (iv) the Trustee has not provided any advice to such holder regarding this letter or any direction contained herein.

This letter may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[SIGNATURE PAGES FOLLOW]

6

Noteholder

,

By:
Name:
Title:

Address:

Principal Amount of Notes held:

($)

7

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

WILMINGTON SAVINGS FUND SOCIETY, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of CAESARS ENTERTAINMENT OPERATING COMPANY, INC.,	) ) ) ) ) )
)
Plaintiff,	)
)
v.	)
	)	C.A. No. 10004-VCG
CAESARS ENTERTAINMENT CORPORATION, CAESARS GROWTH PARTNERS, LLC, CAESARS ACQUISITION COMPANY, CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC, CAESARS ENTERTAINMENT OPERATING COMPANY, INC., CAESARS ENTERPRISE SERVICES, LLC, ERIC HESSION, GARY LOVEMAN, JEFFREY D. BENJAMIN, DAVID BONDERMAN, KELVIN L. DAVIS, MARC C. ROWAN, DAVID B. SAMBUR, AND ERIC PRESS,	) ) ) ) ) ) ) ) ) ) )
)
Defendants,	)
)
and	)
)
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.,	) )
)
Nominal Defendant.	)
)

STIPULATION AND [PROPOSED] ORDER

WHEREAS, Plaintiff Wilmington Savings Fund Society, FSB (“WSFS”) brings this action on behalf of the holders (the “Noteholders”) of Caesars Entertainment Operating Company’s (“CEOC”) 10.00% Second-Priority Senior Secured Notes due 2018 (the “Notes”), in its capacity as successor Indenture Trustee for the Notes;

8

WHEREAS, on July 20, 2015, Defendant Caesars Entertainment Corporation (“CEC”), CEOC, and certain Noteholders collectively holding in excess of 50.1% of the outstanding Notes entered into a Restructuring Support and Forbearance Agreement (“RSA”) respecting CEOC’s indebtedness on the Notes;

WHEREAS, pursuant to the RSA, the Noteholders have directed WSFS to seek a stay of this action brought on their behalf;

WHEREAS, this action was automatically stayed as to Defendant CEOC on January 15, 2015 as a result of its filing of a voluntary bankruptcy case in the United States Bankruptcy Court for the Northern District of Illinois;

WHEREAS, the remaining Defendants agree that a stay of this action is appropriate;

WSFS AND THE REMAINING DEFENDANTS HEREBY STIPULATE, by and through their respective attorneys of record, subject to Court approval, that this action shall be stayed until further agreement of the parties to this action or Order of the Court; provided, however, that WSFS shall not be stayed from asserting claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to WSFS, CEC, and the Consenting Second Lien Creditors (as defined in the RSA).

[Signature Pages Follow]

9

Dated: Wilmington, Delaware
July , 2015

Martin S. Lessner, Esq. (#3109)
Richard J. Thomas (#5073)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Tel.: (302) 571-6698
Fax: (302) 576-3309
mlessner@ycst.com
RJThomas@ycst.com

Attorneys for Plaintiff Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second Priority Senior Secured Notes due 2018

Of Counsel:

Bruce Bennett

Geoffrey S. Stewart

Sidney P. Levinson

Joshua M. Mester

JONES DAY

555 South Flower Street, 50th Floor

Los Angeles, CA 9007

-and-

James S. Carr

Eric R. Wilson

David Zalman

KELLEY DRYE & WARREN LLP

101 Park Avenue

New York, NY 10178

10

William M. Lafferty (#2755)
Kenneth J. Nachbar (#2067)
John P. DiTomo (#4850)
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
1201 North Market Street, 16th Floor
P.O. Box 1347
Wilmington, Delaware 19899-1347
Tel.: (302) 351-9341
Fax: (302) 658-3989 wlafferty@mnat.com wnachbar@mnat.com jditomo@mnat.com

Attorneys for Defendants Caesars Entertainment Corporation, Caesars Entertainment Resort Properties,

LLC, Caesars Entertainment Operating Company, Inc.,

Caesars Enterprise Services, LLC, Eric Hession, Gary

Loveman, Jeffrey D. Benjamin, Marc C. Rowan, David B.

Sambur, and Eric Press

Of Counsel:

Eric Seiler

Philippe Adler

Jason C. Rubinstein

FRIEDMAN KAPLAN SEILER & ADELMAN LLP

7 Times Square

New York, New York 10036-6516

Attorneys for Defendants Caesars Entertainment Corporation, Caesars

Entertainment Resort Properties, LLC, Caesars Entertainment Operating

Company, Inc., Caesars Enterprise Services, LLC, Eric Hession, Gary Loveman,

Jeffrey D. Benjamin, Marc C. Rowan, David B. Sambur and Eric Press

-and-

Marc E. Kasowitz

David S. Rosner

Joshua M. Greenblatt

KASOWITZ BENSON TORRES

& FRIEDMAN LLP

1633 Broadway

New York, New York 10019

(212) 506-1700

Attorneys for Defendants David Bonderman and Kelvin L. Davis

IT IS SO ORDERED this     day of         , 2015

Vice Chancellor Sam Glasscock III

11

Instruction Letter for 12.75% Second-Priority Senior Secured Notes due 2018

BOKF, N.A.

One Williams Center, 10SW

Tulsa, OK 74103

Direct Dial: (918) 588-6728

Facsimile: (918) 588-6083

Attn: Marrien Neilson, Senior Vice President

Reference is made to the Indenture, dated as of April 16, 2010, by and between the Escrow Issuers, CEC, and the applicable 12.75% Second Lien Notes Indenture Trustee, providing for the issuance of 12.75% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time (the “Indenture”). Pursuant to Section 6.05 of the Indenture, the undersigned, constituting holders (collectively, the “Majority Holders”) of a majority in principal amount of outstanding Notes,1 hereby direct you, solely in your capacity as successor trustee under the Indenture (solely in such capacity, “you”): (a) to execute and file a stipulation substantially in the form of the stipulation annexed as an exhibit hereto (the “Stipulation”) providing for a stay the prosecution of the case titled BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.) (the “BOKF Case”); and (b) to discontinue the prosecution of the BOKF Case, except as may be necessary or appropriate to seek approval of the Stipulation or to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the you, holders of a majority in principal amount of outstanding Notes, and the defendants in the BOKF Case.

Certain, but not all, of the Majority Holders that are signatories below may have previously provided directions (the “Previous Directions”) to you regarding, inter alia, prosecution of the BOKF Case. For the sake of clarity, the directions stated in this letter, upon delivery to you by the Majority Holders, shall constitute additional directions to you. In addition, this letter shall constitute a revocation of any Previous Directions given to you pursuant to any other direction letter or agreement, to the fullest extent the directions herein are inconsistent therewith.

Each undersigned holder hereby represents, warrants and certifies that, as of the date hereof, (i) such holder is either (A) the sole beneficial owner of the principal amount of Notes set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Notes set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Notes to the terms of this letter, (ii) such holder has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes, (iii) this letter has been duly authorized, executed and delivered by an authorized officer or director thereof, and (iv) the Trustee has not provided any advice to such holder regarding this letter or any direction contained herein.

[1]	Capitalized terms not defined herein shall have the meanings ascribed to them in the Indenture, unless otherwise indicated.

13

This letter may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[SIGNATURE PAGES FOLLOW]

14

Noteholder ,

By:
Name:
Title:

Address:

Principal Amount of Notes held:

($)

15

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018)
)
)
)
Plaintiff,	)	Case No. 1:15-cv-01561-SAS
)
v.	)
)
CAESARS ENTERTAINMENT CORPORATION,	)
)
Defendant,	)
)

STIPULATION AND [PROPOSED] ORDER

WHEREAS, Plaintiff BOKF, N.A. (“BOKF”) brings this action on behalf of the holders (the “Noteholders”) of Caesars Entertainment Operating Company’s (“CEOC”) 12.75% Second-Priority Senior Secured Notes due 2018 (the “Notes”), in its capacity as successor Indenture Trustee for the Notes;

WHEREAS, on July 20, 2015, Defendant Caesars Entertainment Corporation (“CEC”), CEOC, and certain Noteholders collectively holding in excess of 50.1% of the outstanding Notes entered into a Restructuring Support and Forbearance Agreement (“RSA”) respecting CEOC’s indebtedness on the Notes;

WHEREAS, pursuant to the RSA, the Noteholders have directed BOKF to seek a stay of this action brought on their behalf;

WHEREAS, CEC agrees that a stay of this action is appropriate;

BOKF AND CEC HEREBY STIPULATE, by and through their respective attorneys of record, subject to Court approval, that this action shall be stayed until further

16

agreement of the parties to this action or Order of the Court; provided, however, that BOKF shall not be stayed from asserting claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to BOKF, CEC, and the Consenting Second Lien Creditors (as defined in the RSA).

[Signature Pages Follow]

17

Dated: Wilmington, Delaware

    July     , 2015

Andrew I. Silfen, Esq. (AS-1264)
Mark B. Joachim, Esq. (MJ-5324)
Michael S. Cryan, Esq. (MC-4887)
ARENT FOX LLP
1675 Broadway
New York, NY 10019-5820
Tel:	(212) 484-3900
Fax:	(212) 484-3990
Email:	andrew.silfen@arentfox.com mark.joachim@arentfox.com michael.cryan@arentfox.com

-and-

Ralph A. Taylor, Jr., Esq. (admitted pro hac vice) Jackson D. Toof, Esq. (admitted pro hac vice)
ARENT FOX LLP
1717 K Street, N.W.
Washington, D.C. 200006
Tel:	(202) 857-6000
Fax:	(202) 857-6395
Email:	ralph.taylor@arentfox.com jackson.toof@arentfox.com

Attorneys for Plaintiff BOKF, N.A., solely in its capacity as successor Indenture Trustee under the Indenture

18

PAUL, WEISS, RIFKIND,
WHARTON & GARRISON LLP

By:
Lewis R. Clayton (lclayton@paulweiss.com) Michael E. Gertzman (mgertzman@paulweiss.com) Jonathan H. Hurwitz (jhurwitz@paulweiss.com)
1285 Avenue of the Americas
New York, New York 10019-6064
Tel: (212) 373-3000
Fax: (212) 757-3990

FRIEDMAN KAPLAN
SEILER & ADELMAN LLP

Eric Seiler (eseiler@fklaw.com)
Philippe Adler (padler@fklaw.com)
Jason C. Rubinstein (jrubinstein@fklaw.com)
7 Times Square
New York, NY 10036-6516
Tel: (212) 833-1100
Fax: (212) 833-1250

Attorneys for Defendant Caesars Entertainment Corporation

IT IS SO ORDERED this      day of         , 2015

Hon. Shira A. Scheindlin, U.S.D.J.

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